                                                                    Exhibit 99.1


Contact:  Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                       (815) 399-2060



                              FOR IMMEDIATE RELEASE
                              ---------------------


                 HALSEY PHARMACEUTICALS REPORTS RESULTS FOR 2002
                 -----------------------------------------------


ROCKFORD, IL, MAY 9, 2003: Halsey Pharmaceuticals (OTC.BB-HDGC) today announced that total revenues for the year ended December 31, 2002 decreased by 52% to $8,205,000 as compared to $16,929,000 for 2001. The Company also reported that it had a net loss for the year ended December 31, 2002 of $59,589,000 or $3.90 per share, compared with a net loss of $12,563,000 or $.84 per share for 2001. Revenues for the year ended December 31, 2001 consisted of $8,429,000 in product revenues and $8,500,000 in product development revenues related to the sale of the Company's Abbreviated New Drug Application for Doxycycline Capsules. The product development revenues had a $.57 per share favorable impact on 2001 reported results. Included in the net loss for 2002 were expenses of approximately $46,564,000, comprised of $29,278,000 related to the December, 2002 debt restructuring and financing, $12,558,000 of amortization of debt discount and private offering costs and $4,728,000 of interest costs.

Revenues were $2,053,000 and $1,675,000 for the quarters ended December 31, 2002 and 2001, respectively, representing an increase of 22.6%. The net loss for the quarter ended December 31, 2002 was $38,901,000 or $2.46 per share, compared to the net loss of $5,958,000 or $.40 per share for the quarter ended December 31, 2001.

Commenting, Michael Reicher, Chairman & CEO said, "in the fourth quarter on an operating level the Company showed progress in terms of increasing product revenues. We expect this trend to continue in 2003 as the regulatory hurdles to product introductions are cleared and the Company expands its generic product line. Further, we expect to begin to see the results of development efforts relating to certain new products to be introduced to treat pain. Much of the loss for 2002 relates to the cost of recent financings and the amortization of these charges. These are largely non-cash in nature and have no impact on the ongoing operations of the Company. The Company continues to receive the financial support of its primary investors and remains committed to our strategy of developing products to serve the $5 billion pain management market."

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in innovative drug development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

              HALSEY DRUG CO., INC. (D/B/A HALSEY PHARMACEUTICALS)
                              FINANCIAL HIGHLIGHTS

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 AT DECEMBER 31,
                                 (IN THOUSANDS)




                                               2002            2001
                                               ----            ----

          ASSETS

Current Assets                              $ 12,500           $  3,776

Property, Plant and Equipment, Net             5,367              5,998

Other Assets                                   1,497              1,295
                                            --------           ---------
                                            $ 19,364           $ 11,069
                                            ========           ========

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities                            6,567             12,052

Long Term Debt, Net                           25,065             64,453

Stockholders' Equity (Deficit)               (12,268)           (65,436)
                                             -------            -------
                                            $ 19,364           $ 11,069
                                            ========           ========

              HALSEY DRUG CO., INC. (D/B/A HALSEY PHARMACEUTICALS)
                              FINANCIAL HIGHLIGHTS

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                         (UNAUDITED)
                                                      THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                                          DECEMBER 31,           DECEMBER 31,


                                                     2002         2001        2002       2001
                                                     ----         ----        ----       ----

Net Product Revenues                              $  2,053    $  1,675    $  8,205    $ 16,929

Operating Costs
  Cost of Manufacturing                              3,163       3,353      12,535      14,857
   Research and Development                            356         401       1,517       1,327
   Selling, General and Administrative Expenses      1,744       1,945       7,216       6,616
   Plant Shutdown Costs                                 (6)         68        (126)         68
                                                  --------    --------    --------    --------

     Loss From Operations                           (3,204)     (4,092)    (12,937)     (5,939)

Other Income (Expense)
----------------------
   Interest Expense                                 (1,320)       (959)     (4,728)     (3,913)
   Interest Income                                       5           5          15          69
   Amortization of Deferred Debt Discount
   and Private Offering Costs                       (4,996)       (757)    (12,558)     (2,591)
   Loss on Extinguishment of Debt                  (29,278)        --      (29,278)       --
   Investment in Joint Venture                        --          (157)       --          (202)
   Other                                              (108)          2        (103)         13
                                                  --------    --------    --------    --------

    Net Loss                                      $(38,901)   $ (5,958)   $(59,589)   $(12,563)
                                                  =====================   =====================

Net Loss Per Common Share                         $  (2.45)   $  (0.40)   $  (3.90)   $  (0.84)
                                                  =====================   =====================

Weighted Average Number of Outstanding Shares        15,844      15,063      15,262      15,021
                                                  =====================   =====================
